Exhibit 99.1

News Release

Media Contacts:	Kelley Dougherty	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465

	Steven Cragle		Joe Romanelli
	(908) 423-3461		(908) 423-5185

Merck Announces Third-Quarter 2013 Financial Results

•                  2013 Third-Quarter Non-GAAP EPS of $0.92, Excluding Certain Items; GAAP EPS of $0.38

•                  Worldwide Sales were $11.0 Billion, a Decrease of 4 Percent Reflecting the Unfavorable Impact of Patent Expiries and a 2 Percent Negative Impact from Foreign Exchange

•                  Strong Growth in Vaccines and Immunology as well as ISENTRESS

•                  ‘Breakthrough Therapy’ Designation Granted for MK-5172/MK-8742, in Development for the Treatment of Chronic Hepatitis C Virus Infection; V503, Merck’s Investigational 9-valent HPV Vaccine has Completed Pivotal Phase III Study, on Track for 2013 Submission

•                  Narrows Full-Year Non-GAAP EPS Target to $3.48 to $3.52; GAAP EPS Target to $1.61 to $1.79

WHITEHOUSE STATION, N.J., Oct. 28, 2013 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2013.

$ in millions, except EPS amounts	Third Quarter 2013	Third Quarter 2012
Sales	$11,032	$11,488
GAAP EPS	0.38	0.56
Non-GAAP EPS that excludes items listed below[1]	0.92	0.95
GAAP Net Income[2]	1,124	1,729
Non-GAAP Net Income that excludes items listed below[1,2]	2,729	2,932

1  Merck is providing certain 2013 and 2012 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2  Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter of $0.92 exclude acquisition-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

	Third Quarter
$ in millions, except EPS amounts	2013	2012
EPS
GAAP EPS	$0.38	$0.56
Difference[3]	0.54	0.39
Non-GAAP EPS that excludes items listed below[1]	$0.92	$0.95

Net Income
GAAP net income[2]	$1,124	$1,729
Difference	1,605	1,203
Non-GAAP net income that excludes items listed below[1,2]	$2,729	$2,932

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,196	$1,340
Restructuring costs[5]	967	163
Net decrease (increase) in income before taxes	2,163	1,503
Income tax (benefit) expense[6]	(558)	(300)
Decrease (increase) in net income	$1,605	$1,203

“This quarter we delivered solid financial results, with strong contributions from our vaccine, immunology and HIV businesses, and effective cost management,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We are improving productivity and focusing our R&D and commercial resources more precisely to enable our investments in the best opportunities for innovation and growth. We are encouraged that our combination hepatitis C regimen has joined our anti-PD-1 immunotherapy in being designated as a ‘breakthrough therapy’ by the FDA.”

3  Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4  Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

5  Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs. Amount for 2013 includes approximately $545 million of costs related to actions under a global initiative announced by the company on October 1.

6  Includes the estimated tax impact on the reconciling items. In addition, amount for 2013 includes a net benefit of $165 million related to the settlements of certain federal income tax issues.

Select Revenue Highlights

Worldwide sales were $11.0 billion for the third quarter of 2013, a decrease of 4 percent compared with the third quarter of 2012, including a 2 percent negative effect from foreign exchange.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

$ in millions	Third Quarter 2013	Third Quarter 2012	Change	Change Ex-exchange
Total Sales	$11,032	$11,488	-4%	-2%
Pharmaceutical	9,475	9,875	-4%	-2%
JANUVIA	927	975	-5%	-1%
GARDASIL	665	581	15%	15%
ZETIA	662	645	3%	5%
REMICADE	574	490	17%	12%
JANUMET	442	405	9%	9%
ISENTRESS	427	399	7%	7%
PROQUAD, M-M-R II and VARIVAX	421	396	6%	7%
VYTORIN	396	423	-6%	-6%
NASONEX	297	292	2%	4%
SINGULAIR	280	602	-53%	-48%
Animal Health	800	815	-2%	0%
Consumer Care	443	451	-2%	0%
Other Revenues	315	347	-9%	-11%

Pharmaceutical Revenue Performance

Third-quarter pharmaceutical sales declined 4 percent to $9.5 billion, including a 2 percent negative impact due to foreign exchange. Declines of SINGULAIR (montelukast sodium), MAXALT (rizatriptan benzoate), TEMODAR (temozolomide) and COZAAR (losartan potassium)/HYZAAR (losartan potassium and hydrochlorothiazide) following loss of market exclusivity were partially offset by growth of REMICADE (infliximab), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], SIMPONI (golimumab) and ISENTRESS (raltegravir).

Sales from emerging markets decreased 4 percent, including a 6 percent negative impact from foreign exchange. Emerging market sales accounted for approximately 20 percent of pharmaceutical sales in the third quarter of 2013 with strong growth in Brazil, Korea, Russia and Turkey, offset by declines in China and Mexico.

Worldwide sales of the combined diabetes franchise of JANUVIA (sitagliptin)/JANUMET (sitagliptin and metformin HCI) decreased 1 percent to $1.4 billion in the third quarter, including a 3 percent negative impact from foreign exchange. Sales decreases in the United States due to reduced customer inventory levels, and in Japan due to foreign exchange, were partially offset by growth in Europe and the emerging markets.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, decreased 1 percent to $1.1 billion in the third quarter, including a 2 percent negative impact from foreign exchange. The decrease reflects lower sales of VYTORIN, partially offset by growth of ZETIA, mainly in the United States.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, increased 22 percent, including a 6 percent positive impact from foreign exchange, to $700 million in the third quarter of 2013.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 7 percent to $427 million in the third quarter driven by growth in all regions.

Merck’s sales of GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $665 million, an increase of 15 percent for the quarter. The increase was driven by higher sales in the United States, which reflects continued strong uptake of use in males, as well as higher public sector sales of approximately $60 million. The increase was partially offset by lower sales in Japan due to the government’s decision to suspend proactive recommendation of HPV vaccines in the country.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 53 percent to $280 million in the third quarter. The patents for SINGULAIR expired in the United States in August 2012 and expired in major European markets in February 2013. The company has experienced a significant and rapid reduction in sales in these markets.

Animal Health Revenue Performance

Animal Health sales totaled $800 million for the third quarter of 2013, a 2 percent decline compared with the third quarter of 2012, including a 2 percent negative impact due to foreign exchange. The quarter was negatively affected by the previously announced voluntary suspension of sales of ZILMAX (zilpaterol hydrochloride), the company’s feed supplement for cattle, in the United States and Canada. The negative impact was partially offset by higher sales of companion animal and swine products.

Consumer Care Revenue Performance

Third-quarter global sales of Consumer Care were $443 million, a decrease of 2 percent compared to the third quarter of 2012, including a 2 percent negative impact due to foreign exchange. Sales were positively affected by the launch of OXYTROL FOR WOMEN, the only over-the-counter medicine to treat overactive bladder, but were offset by lower sales in the DR. SCHOLL’S footcare line.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — decreased 9 percent to $315 million compared to the third quarter of 2012. The decrease was primarily driven by lower revenue from AstraZeneca LP (AZLP) recorded by Merck, which decreased 14 percent to $220 million as compared with the third quarter 2012.

Third-Quarter Expense and Other Information

The costs detailed below totaled $9.4 billion on a GAAP basis during the third quarter of 2013 and include $2.2 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs[5]	Non-GAAP[1]
Third Quarter 2013
Materials and production	$4,104	$1,176	$57	$2,871
Marketing and administrative	2,803	20	31	2,752
Research and development	1,660	—	9	1,651
Restructuring costs	870	—	870	—

Third Quarter 2012
Materials and production	$4,137	$1,232	$60	$2,845
Marketing and administrative	3,063	68	25	2,970
Research and development	1,918	40	(32)	1,910
Restructuring costs	110	—	110	—

The gross margin was 62.8 percent for the third quarter of 2013 and 64.0 percent for the third quarter of 2012, reflecting 11.2 percentage points of unfavorable impact in both periods from the acquisition-related costs and restructuring costs noted above. The gross margin decline, on a non-GAAP basis, primarily reflects the impact of recent patent expiries.

Marketing and administrative expenses, on a non-GAAP basis, were $2.8 billion in the third quarter of 2013, a decrease from $3.0 billion in the third quarter of 2012 due to ongoing productivity improvements.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.7 billion in the third quarter of 2013, a decrease from $1.9 billion in the third quarter of 2012 reflecting ongoing productivity improvements and timing of certain programs that will begin in the fourth quarter.

Equity income from affiliates was $102 million for the third quarter, primarily reflecting the performance of partnerships with AZLP and Sanofi Pasteur MSD.

Other (income) expense, net was $172 million of expense in the third quarter of 2013, compared to $200 million of expense in the third quarter of 2012.

The company noted the following developments:

•                  Announced a global, multi-year initiative to sharpen the company’s commercial and R&D focus, targeting a net reduction in annual operating expenses of approximately $2.5 billion by the end of 2015. These savings are off of the company’s full-year 2012 expense levels.

•                  Granted MK-5172/MK-8742 ‘Breakthrough Therapy’ designation by the U.S. Food and Drug Administration (FDA) for treatment of chronic hepatitis C virus infection. Interim data from an ongoing Phase IIB clinical trial evaluating this investigational oral combination regimen in genotype 1 infected patients (C-WORTHY Study) is scheduled to be presented at the 64th American Association for the Study of Liver Diseases annual meeting in Washington, D.C., Nov. 1-5, 2013.

•                  Announced that V503, Merck’s investigational 9-valent HPV vaccine, has completed its pivotal Phase III clinical trial and has met all primary study endpoints. Merck will present results from the Phase III clinical program for V503 at the EUROGIN (EUropean Research Organisation on Genital Infection and Neoplasia) congress in early November. The company expects to submit a Biologics License Application (BLA) for V503 to the FDA in 2013.

•                  Presenting interim data from the Phase IB expansion study evaluating the efficacy and safety of the company’s anti-PD-1 immunotherapy (MK-3475) in patients with refractory non-small cell lung cancer tomorrow, Oct. 29, at 1:15 a.m. EDT, at the 15th World Conference on Lung Cancer in Sydney, Australia.

•                  Informed by the FDA that the Allergenic Products Advisory Committee meeting to discuss the BLA for the investigational grass pollen allergy immunotherapy tablet (AIT) has been rescheduled to Dec. 12, 2013. The Advisory Committee meeting originally scheduled for Nov. 6 was temporarily postponed due to the recent U.S. government shutdown.

•                  Initiating Phase III clinical trials for ertugliflozin with its collaboration partner, Pfizer Inc. Ertugliflozin is an investigational oral sodium glucose cotransporter (SGLT2) inhibitor being evaluated for the treatment of type 2 diabetes.

•                  Announced the receipt of a Complete Response Letter from the FDA for the resubmission of the New Drug Application for sugammadex sodium injection, Merck’s investigational medicine for the reversal of neuromuscular blockade induced by rocuronium or vecuronium. To address the Complete Response Letter, the company intends to conduct a confirmatory hypersensitivity study as soon as practicable, following discussion about the study with FDA.

•                  Received approval from the FDA to manufacture bulk varicella at the company’s site in Durham, N.C., for use in Merck’s vaccines to protect against chickenpox and shingles. The approval will enable the site to produce bulk varicella supply for the United States and help boost Merck’s overall global supply capabilities.

Financial Targets

Merck has narrowed the range of full-year 2013 non-GAAP EPS to be between $3.48 and $3.52, and the 2013 GAAP EPS to be between $1.61 and $1.79. The 2013 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs and certain other items.

At current exchange rates, Merck continues to anticipate full-year 2013 sales to be approximately 5 to 6 percent below prior year levels with foreign exchange accounting for approximately 2.5 percentage points of the decline.

In addition, the company continues to expect full-year 2013 non-GAAP R&D expense to be below 2012 levels. The company continues to anticipate its full-year 2013 non-GAAP tax rate to be in the range of 22 to 23 percent.

A reconciliation of anticipated 2013 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2013
GAAP EPS	$1.61 to $1.79
Difference[3]	1.87 to 1.73
Non-GAAP EPS that excludes items listed below	$3.48 to $3.52

Acquisition-related costs	$5,400 to $5,200
Restructuring costs	1,900 to 1,600
Net decrease (increase) in income before taxes	7,300 to 6,800
Income tax (benefit) expense[7]	(1,700) to (1,600)
Decrease (increase) in net income	$5,600 to $5,200

7  Includes the estimated tax impact on the reconciling items, as well as net benefits of approximately $325 million related to the settlements of certain federal income tax issues.

Total Employees

As of Sept. 30, 2013, Merck had approximately 80,000 employees worldwide. In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,300 employees.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 77194196. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 77194196. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2012 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF OPERATIONS - GAAP
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 1

	GAAP			GAAP
	3Q13	3Q12	% Change	YTD 2013	YTD 2012	% Change

Sales	$11,032	$11,488	-4%	$32,713	$35,530	-8%

Costs, Expenses and Other
Materials and production (1)	4,104	4,137	-1%	12,347	12,286	—
Marketing and administrative (1)	2,803	3,063	-8%	8,929	9,386	-5%
Research and development (1)	1,660	1,918	-13%	5,668	5,944	-5%
Restructuring costs (2)	870	110	*	1,144	473	*
Equity income from affiliates (3)	(102)	(158)	-35%	(351)	(410)	-14%
Other (income) expense, net (1) (4)	172	200	-14%	656	446	47%

Income Before Taxes	1,525	2,218	-31%	4,320	7,405	-42%
Income Tax Provision	375	455		618	2,055
Net Income	1,150	1,763	-35%	3,702	5,350	-31%
Less: Net Income Attributable to Noncontrolling Interests	26	34		79	89
Net Income Attributable to Merck & Co., Inc.	$1,124	$1,729	-35%	$3,623	$5,261	-31%
Earnings per Common Share Assuming Dilution	$0.38	$0.56	-32%	$1.20	$1.71	-30%

Average Shares Outstanding Assuming Dilution	2,960	3,079		3,007	3,077
Tax Rate (5)	24.6%	20.5%		14.3%	27.8%

* 100% or greater

(1)   Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2)   Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs. Amounts for the third quarter and first nine months of 2013 include approximately $545 million of costs related to actions under a global initiative announced by the company on October 1.

(3)   Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4)   Other (income) expense, net in the first nine months of 2013 reflects approximately $140 million of losses due to exchange as a result of a Venezuelan currency devaluation.

(5)   The effective tax rate for the first nine months of 2013 reflects net benefits from the settlements of certain federal income tax issues, reductions in tax reserves upon expiration of applicable statute of limitations and the favorable impact of tax legislation enacted in the first quarter of 2013.

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION
THIRD QUARTER 2013
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$11,032					$11,032

Costs, Expenses and Other
Materials and production	4,104	1,176	57	1,233		2,871
Marketing and administrative	2,803	20	31	51		2,752
Research and development	1,660		9	9		1,651
Restructuring costs	870		870	870		—
Equity income from affiliates	(102)			—		(102)
Other (income) expense, net	172			—		172
Income Before Taxes	1,525	(1,196)	(967)	(2,163)		3,688
Taxes on Income	375			(558	)(3)	933
Net Income	1,150			(1,605)		2,755
Less: Net Income Attributable to Noncontrolling Interests	26			—		26
Net Income Attributable to Merck & Co., Inc.	$1,124			$(1,605)		$2,729
Earnings per Common Share Assuming Dilution	$0.38					$0.92

Average Shares Outstanding Assuming Dilution	2,960					2,960
Tax Rate	24.6%					25.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)   Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions. Amounts included in marketing and administrative expenses reflect merger integration costs.

(2)   Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3)   Represents the estimated tax impact on the reconciling items, as well as a net benefit of approximately $165 million related to the settlements of certain federal income tax issues.

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION
NINE MONTHS ENDED SEPTEMBER 30, 2013
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP
Sales	$32,713						$32,713

Costs, Expenses and Other
Materials and production	12,347	3,875	193		4,068		8,279
Marketing and administrative	8,929	62	64		126		8,803
Research and development	5,668	264	38		302		5,366
Restructuring costs	1,144		1,144		1,144		—
Equity income from affiliates	(351)				—		(351)
Other (income) expense, net	656			(13)	(13)		669
Income Before Taxes	4,320	(4,201)	(1,439)	13	(5,627)		9,947
Taxes on Income	618				(1,406	)(3)	2,024
Net Income	3,702				(4,221)		7,923
Less: Net Income Attributable to Noncontrolling Interests	79				—		79
Net Income Attributable to Merck & Co., Inc.	$3,623				$(4,221)		$7,844
Earnings per Common Share Assuming Dilution	$1.20						$2.61

Average Shares Outstanding Assuming Dilution	3,007						3,007
Tax Rate	14.3%						20.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)   Amounts included in materials and production costs reflect expenses of $3.5 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $330 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect merger integration costs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2)   Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3)   Represents the estimated tax impact on the reconciling items, as well as net benefits of approximately $325 million related to the settlements of certain federal income tax issues.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2013				2012						% Change	% Change
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	3Q	Sep YTD

TOTAL SALES (1)	$10,671	$11,010	$11,032	$32,713	$11,731	$12,311	$11,488	$35,530	$11,738	$47,267	-4	-8
PHARMACEUTICAL	8,891	9,310	9,475	27,677	10,082	10,560	9,875	30,517	10,085	40,601	-4	-9

Primary Care and Women’s Health
Cardiovascular
Zetia	629	650	662	1,941	614	632	645	1,891	676	2,567	3	3
Vytorin	394	417	396	1,207	444	445	423	1,312	435	1,747	-6	-8

Diabetes & Obesity
Januvia	884	1,072	927	2,883	919	1,058	975	2,952	1,134	4,086	-5	-2
Janumet	409	474	442	1,325	392	411	405	1,207	452	1,659	9	10

Respiratory
Nasonex	385	325	297	1,008	375	293	292	960	308	1,268	2	5
Singulair	337	281	280	898	1,340	1,431	602	3,373	480	3,853	-53	-73
Dulera	68	79	82	229	39	50	52	140	67	207	58	63
Asmanex	40	49	43	133	48	51	42	141	44	185	2	-6

Women’s Health & Endocrine
NuvaRing	151	171	170	492	146	157	156	459	164	623	9	7
Fosamax	137	144	140	421	184	186	152	522	154	676	-8	-19
Follistim AQ	122	134	124	380	116	125	111	352	116	468	12	8
Implanon	84	102	96	282	76	85	93	254	94	348	3	11
Cerazette	61	48	51	159	67	72	64	202	68	271	-21	-22

Other
Arcoxia	121	121	112	354	112	117	109	338	115	453	2	5
Avelox	36	29	38	102	73	44	30	146	55	201	27	-30

Hospital and Specialty
Immunology
Remicade	549	527	574	1,651	519	518	490	1,527	549	2,076	17	8
Simponi	108	120	126	354	74	76	86	236	95	331	46	50

Infectious Disease
Isentress	362	412	427	1,201	337	398	399	1,133	381	1,515	7	6
Cancidas	162	163	151	477	145	166	163	474	145	619	-7	1
PegIntron	126	142	104	372	162	183	165	510	143	653	-37	-27
Invanz	110	120	130	360	101	110	118	329	116	445	10	9
Victrelis	110	116	121	347	111	126	149	387	115	502	-19	-10
Noxafil	65	71	75	212	59	66	66	191	68	258	15	11

Oncology
Temodar	216	219	162	596	237	225	227	688	229	917	-28	-13
Emend	116	135	123	373	102	145	111	358	131	489	11	4

Other
Cosopt / Trusopt	105	103	104	313	124	105	102	331	113	444	3	-5
Bridion	63	69	75	206	58	60	68	186	75	261	10	11
Integrilin	47	48	45	140	53	60	48	160	51	211	-6	-13

Diversified Brands
Cozaar / Hyzaar	267	255	238	760	336	337	295	969	315	1,284	-19	-22
Primaxin	84	85	88	256	88	104	109	301	83	384	-19	-15
Zocor	82	74	65	221	103	96	86	285	98	383	-24	-22
Propecia	68	67	71	206	108	100	104	312	112	424	-32	-34
Clarinex	61	64	54	180	134	140	64	337	56	393	-15	-47
Claritin Rx	76	40	36	151	87	48	47	181	63	244	-23	-16
Remeron	52	53	44	150	57	66	52	175	57	232	-15	-14
Proscar	39	58	38	136	51	55	55	160	56	217	-30	-15
Maxalt	40	43	40	124	156	154	166	476	162	638	-76	-74

Vaccines
Gardasil	390	383	665	1,438	284	324	581	1,189	442	1,631	15	21
ProQuad, M-M-R II and Varivax	272	339	421	1,032	255	316	396	967	306	1,273	6	7
RotaTeq	162	144	201	507	142	142	150	433	168	601	34	17
Zostavax	168	141	185	494	76	148	202	426	225	651	-8	16
Pneumovax	111	108	193	412	112	101	160	372	208	580	21	11

Other Pharmaceutical (2)	1,022	1,115	1,059	3,194	1,066	1,034	1,065	3,175	1,161	4,333	-1	1

ANIMAL HEALTH	840	851	800	2,491	821	865	815	2,501	898	3,399	-2	—

CONSUMER CARE (3)	571	490	443	1,504	554	552	451	1,557	395	1,952	-2	-3
Claritin OTC	177	78	123	379	169	145	118	432	100	532	5	-12

Other Revenues (4)	369	359	314	1,041	274	333	347	955	360	1,315	-9	9
Astra	262	245	220	727	186	223	255	664	251	915	-14	10

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, and $127 million for the first, second, and third quarters of 2013. Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, $116 million, and $69 million for the first, second, third, and fourth quarters of 2012, respectively.

(3) The decrease in Consumer Care sales in the second quarter and September year-to-date period resulted from the ongoing termination in China of distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.